UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2008 thinkorswim Group Inc.

 (Exact Name of registrant as specified in its charter)

Delaware	000-52012	76-0685039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Rockefeller Plaza, Suite 2012, New York, NY		10111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 816-6918

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

8-K/A
Item 5.02 (e)	Compensatory Arrangements of Certain Officers
Item 9.01	Financial Statements and Exhibits
Signatures
EX-10.1	(EX-10.1)

This Current Report on Form 8-K/A amends and restates the Current Report on Form 8-K filed by thinkorswim Group Inc. (the “Company”) on January 7, 2009.  The purpose of this amendment is to file the report under the proper Form 8-K Item number (Item 5.02).

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 31, 2008, the Company entered into an employment agreement with Ida Kane, the Company’s chief financial officer. The term of Ms. Kane’s employment agreement runs from December 31, 2008 until December 31, 2010.

Ms. Kane’s employment agreement a copy of which is filed as an exhibit hereto contains provisions concerning terms of employment, voluntary and involuntary termination, change of control provisions, severance payments, and other termination benefits in certain circumstances.

The employment agreement is substantially similar to Ms. Kane’s existing employment agreement, except that it provides for accelerated vesting of her outstanding equity awards upon the occurrence of a change in control. The agreement also reflects changes to clarify certain provisions and address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Ms. Kane’s employment agreement provides for an initial annual base salary of $285,000, which may be adjusted by the compensation committee or board of directors of the Company. Ms. Kane is also eligible to receive an annual bonus up to thirty-five percent (35%) of her then-current base salary. In addition, Ms. Kane is eligible to receive future stock option and restricted stock grants as determined by the compensation committee, in its sole discretion.

Item 9.01             Financial Statements and Exhibits.

Exhibit 10.1 Employment Agreement of Ida Kane

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2009	thinkorswim Group Inc.

	By:	/s/ Ida K. Kane
Ida K. Kane
Senior Vice President and
Chief Financial Officer